Exhibit 10.43 to 2010 10-K	Exhibit 10.43

CONVERGYS	[Employee Name]

2008 Long Term Incentive Plan

Stock Option Agreement

Pursuant to the Convergys Corporation 2008 Long Term Incentive Plan, as amended (the “Plan”), a copy of which has been delivered to you, the Compensation and Benefits Committee of the Board of Directors of Convergys Corporation (“Convergys”) has granted to you as of February 4, 2011 (the “Grant Date”) an option to purchase from Convergys [No. of option shares] Convergys Corporation common shares at the price of $[price per share on grant date] per share subject to the terms and conditions of the Plan and to your agreement to the following additional terms and conditions:

1. Non-statutory Option. This option is intended to be a non-statutory stock option. The purchase price per share is the fair market value per share on the Grant Date, determined as the average of the high and low price on the Grant Date.

2. Vesting Dates. This option shall become exercisable (vested) with respect to 50% of the shares subject to the option on the second annual anniversary of the Grant Date, and with respect to the remaining 50% of the shares subject to the option on the third annual anniversary of the Grant Date. Once exercisable with respect to a number of shares, the option shall remain exercisable with respect to that number of shares (subject to reduction for exercise) until the tenth anniversary of the Grant Date (the “Expiration Date”), unless sooner terminated as provided in Paragraphs 3 or 4 below. Except as provided in Paragraphs 3 and 4 below, this option may not be exercised at any time when you are not an employee of Convergys.

3. Termination of Employment. In the event that you cease to be an employee of Convergys for any reason, you may exercise the option at any time during the six month period following your termination of employment, but in no event later than the Expiration Date of the option. In the event of your death, the option may be exercised for as long as you could have exercised it, based on your employment terminating at death if your employment had not terminated earlier. Following your death, exercise of the option shall be by a legatee or legatees under your will or by your personal representatives or distributes. In the event the option is not exercised during the six month period, following your termination, it shall terminate at the end of such six month period.

4. Procedure for Exercise. You may exercise the option by delivering to the Stock Option Plan Administrator of Convergys written notice of the number of shares to be purchased and payment of the exercise price and all applicable withholding taxes, in accordance with procedures established by the Stock Option Plan Administrator. Such procedure may include an election to have Convergys withhold shares that otherwise would be issued upon exercise of the option in full or partial payment of the exercise price and/or withholding taxes, in the discretion of the Committee. Exercise of an option shall not be complete until both the notice and the payment or payment election are actually received by Convergys.

5. Rights as a Shareholder. You shall not have any rights as a shareholder of Convergys with respect to any shares that may be deliverable hereunder unless and until such shares have been delivered to you.

6. Option Not Transferrable. Unless the Convergys Board otherwise provides, this option is not transferable by you otherwise than by will or the laws of descent and distribution, and during your lifetime, the option may be exercised only by you or your guardian or legal representative. The option may not be pledged in any way, nor shall it be subject to execution, attachment, or similar process.

7. No Employment Contract. Nothing contained in this Agreement shall confer upon you any right with respect to continuance of employment with Convergys or any subsidiary, nor limit or affect in any manner the right of Convergys or any subsidiary to terminate your employment or adjust your compensation.

8. Compliance with Law. Convergys shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, notwithstanding any other provision of this Agreement, the shares shall not be delivered if the delivery thereof would result in a violation of any such law. In no event shall you receive value under this Award that exceeds the difference between the value of the shares when you exercise the option and the value of the shares on the Grant Date. This award is designed to be exempt from the provisions of Section 409A of the Code as an equity award. This award shall be construed, administered, and governed in a manner that effects such intent, provided that the Company does not represent or guarantee that any particular federal or state income, estate, payroll, or other tax consequences will occur because of this award and the compensation provided hereunder.

9. Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment shall adversely affect your rights under this Agreement without your consent.

10. Severability. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

11. Relation to Plan. This Agreement is subject to the terms and conditions of the Plan. In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern. Capitalized terms used herein without definition shall have the meanings assigned to them in the Plan. The Compensation Committee acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein, have the right to determine any questions which arise in connection with the grant of this award, and such determination shall be binding and conclusive on all parties.

12. Successors and Assigns. Without limiting Section 6 hereof, the provisions of this Agreement shall inure to the benefit of, and be binding upon, your successors, administrators, heirs, legal representatives and assigns, and the successors and assigns of Convergys.

13. Governing Law. The interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of Ohio, without giving effect to the principles of conflict of laws thereof.